Exhibit 1

Ahold Delhaize commences €1 billion share buyback program

Zaandam, the Netherlands, January 9, 2017 - Ahold Delhaize today commences the €1 billion share buyback program announced on December 7, 2016 and expects to complete the program before the end of 2017.

Maintaining a balanced approach between funding growth in key channels and returning excess liquidity to shareholders is part of Ahold Delhaize’s financial framework to support its Better Together strategy. The purpose of the program is to reduce the capital of Ahold Delhaize, by cancelling all or part of the common shares acquired through the program.

The program will be executed by intermediaries allowing the execution of share repurchases in the open market during open and closed periods. The program will be executed within the limits of relevant laws and regulations and the existing authority granted at Ahold’s 2016 annual general meeting of shareholders on April 19, 2016 and of the authority (if granted) by the annual general meeting on April 12, 2017.

Ahold Delhaize will provide regular updates on the progress of the program by means of press releases.

For more information:

Press office: +31 88 659 5134	Investor relations: +31 88 659 5213	Social media:	Twitter: @AholdDelhaizeNews
YouTube: @CommunicationsAholdDelhaize
LinkedIn: @Ahold-Delhaize

Ahold Delhaize is one of the world’s largest food retail groups and a leader in both supermarkets and e-commerce. Its family of strong, local brands serves more than 50 million customers each week in 11 countries. Together, these brands employ more than 375,000 associates in 6,500 grocery and specialty stores and include the top online retailer in the Benelux and the leading online grocers in the Benelux and the United States. Ahold Delhaize brands are at the forefront of sustainable retailing, sourcing responsibly, supporting local communities and helping customers make healthier choices. Headquartered in Zaandam, the Netherlands, Ahold Delhaize shares are listed on Euronext Amsterdam and Brussels (ticker: AD) and its American Depositary Receipts on the over-the-counter market in the U.S., quoted on the OTCQX International marketplace (ticker: ADRNY). For more information, please visit www.aholddelhaize.com.

Cautionary notice

This communication includes forward-looking statements. All statements other than statements of historical facts may be forward-looking statements. Words such as expected, purpose, return, will, may and progress or other similar words or expressions are typically used to identify forward-looking statements. Forward-looking statements are subject to risks, uncertainties and other factors that are difficult to predict and that may cause actual results of Koninklijke Ahold Delhaize N.V. (the “Company”) to differ materially from future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to the risk factors set forth in the Company’s public filings with the U.S. Securities and Exchange Commission and other disclosures. Forward-looking statements reflect the current views of the Company’s management and assumptions based on information currently available to the Company’s management. Forward-looking statements speak only as of the date they are made, and the Company does not assume any obligation to update such statements, except as required by law.